UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2000

AVANEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

000-29175	94-3285348
(Commission File Number)	(I.R.S. Employer Identification Number)

40919 Encyclopedia Circle
Fremont, California    94538
(Address of principal executive offices including zip code)

(510) 897-4188
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

This form 8-K/A amends form 8-K filed with the Securities and Exchange Commission on June 6, 2000 by including the financial statements and pro forma financial information referred to below.

Item 5. Other Events

     Avanex Corporation (Avanex) has included herein the financial statements of Holographix, Inc. (Holographix) for the years ended December 31 1999, 1998 and 1997, for the three months ended March 31, 2000 and the pro forma financial information giving effect to the merger between Avanex and Holographix.

Item 7. Financial Statements and Pro Forma Information

(a) Financial Statements of Business Acquired

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999, 1998, and 1997

Report of Independant Accountants

Balance Sheets

Statements of Operations

Statement of Stockholders' Deficit

Statements of Cash Flows

Notes to Financial Statements

UNAUDITED INTERIM FINANICALS

MARCH 31, 2000

Balance Sheet

Statement of Operations

Statement of Cash Flows

Notes to Financial Statements

HOLOGRAPHIX, INC.

Financial Statements

December 31, 1999, 1998 and 1997

(With Independent Auditors' Report Thereon)

Independent Auditors' Report

The Board of Directors
Holographix, Inc.:

We have audited the accompanying balance sheets of Holographix, Inc. as of December 31, 1999, 1998 and 1997, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Holographix, Inc. as of December 31, 1999, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has working capital and stockholders' deficiencies that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

March 27, 2000

HOLOGRAPHIX, INC.

Balance Sheets
December 31, 1999, 1998 and 1997

                                               1999         1998         1997
                                            -----------  -----------  -----------
                 Assets (note 4)
Current assets:
  Cash and cash equivalents............... $   187,161  $   104,780  $   189,239
  Accounts receivable.....................     129,590      146,232       37,409
  Inventories (note 7)....................      31,249       99,634       61,769
  Prepaid expenses........................       6,496        7,450        5,793
  Other assets............................        --         12,496         --
                                            -----------  -----------  -----------
        Total current assets..............     354,496      370,592      294,210
                                            -----------  -----------  -----------
Equipment and furniture:
  Equipment                                    750,645      723,332      657,789
  Leasehold improvements..................      85,922       80,922       80,922
  Furniture and fixtures..................      75,729       75,729       75,729
                                            -----------  -----------  -----------
        Total equipment and furniture.....     912,296      879,983      814,440
  Less accumulated depreciation and
    amortization..                            (799,552)    (751,281)    (706,415)
                                            -----------  -----------  -----------
        Net equipment and furniture.......     112,744      128,702      108,025
                                            -----------  -----------  -----------
        Total assets...................... $   467,240  $   499,294  $   402,235
                                            ===========  ===========  ===========

    Liabilities and Stockholders' Deficit
Current liabilities:
  Secured notes payable (note 4).......... $   260,000  $   260,000  $   260,000
  Demand notes payable (note 4)...........     584,922      584,922    1,084,922
  Trade accounts payable..................      65,705       94,104       57,683
  Accrued expenses........................      21,239       19,062       42,086
  Accrued interest (note 6)...............     511,859      419,537      938,531
  Deferred compensation (note 6)..........     222,195      222,195      222,195
  Customer deposits.......................      23,343      114,451      292,295
                                            -----------  -----------  -----------
        Total current liabilities.........   1,689,263    1,714,271    2,897,712
                                            -----------  -----------  -----------
Commitments and contingencies
  (notes 3, 6 and 11)

Redeemable convertible preferred stock,
  voting, par value $.01 per share;
  3,000,000 shares; issued and outstanding
  633,334, 1,266,667 and 1,266,667 shares
  and authorized liquidation preference
  $750,000, $1,500,000 and 1,500,000 at
  December 31, 1999, 1998 and 1997,
  respectively (note 9)...................   1,295,069    2,463,470    2,336,804
                                            -----------  -----------  -----------
Stockholders' deficit (notes 9 and 10):
  Common stock, voting, par value $.01 per
    share; authorized 5,000,000 shares;
    issued and outstanding 226,089,
    191,089 and 177,089 shares at
    December 31, 1999, 1998 and 1997,
    respectively..........................       2,261        1,911        1,771
  Additional paid-in capital..............     854,362      105,107      105,157
  Accumulated deficit.....................  (3,373,715)  (3,785,465)  (4,939,209)
                                            -----------  -----------  -----------
        Total stockholders' deficit.......  (2,517,092)  (3,678,447)  (4,832,281)
                                            -----------  -----------  -----------
        Total liabilities and
          stockholders' deficit........... $   467,240  $   499,294  $   402,235
                                            ===========  ===========  ===========

See accompanying notes to financial statements.

HOLOGRAPHIX, INC.

Statements of Operations

Years ended December 31, 1999, 1998 and 1997

                                                     1999        1998        1998
                                                  ----------  ----------  ----------
Net sales (note 12)............................. $1,340,251  $1,632,003  $1,773,978
Cost of goods sold..............................    851,746     975,756   1,415,540
                                                  ----------  ----------  ----------
    Gross profit................................    488,505     656,247     358,438

Operating expenses..............................    413,824     402,800     447,432
                                                  ----------  ----------  ----------
    Operating income (loss).....................     74,681     253,447     (88,994)
                                                  ----------  ----------  ----------
Other income (expenses):
  Other income..................................      8,050        --          --
  Interest income...............................      3,272       7,969       7,365
  Interest expense..............................    (92,654)   (212,259)   (208,949)
                                                  ----------  ----------  ----------
    Net (loss) income before
      extraordinary item........................     (6,651)     49,157    (290,578)

Extraordinary gain on debt extinguishment
  (note 4)......................................       --     1,231,254        --
                                                  ----------  ----------  ----------
    Net (loss) income........................... $   (6,651) $1,280,411  $ (290,578)
  Preference dividends..........................   (110,833)   (126,667)   (126,667)
                                                  ----------  ----------  ----------
  Net (loss) income available to
      common stockholders....................... $ (117,484) $1,153,744  $ (417,245)
                                                  ==========  ==========  ==========
Basic earnings per common share:
  Net loss before extraordinary gain............ $    (0.57) $    (0.43) $    (3.55)
  Extraordinary gain............................       --          6.87        --
                                                  ----------  ----------  ----------
    Net (loss) income per common share.......... $    (0.57) $     6.44  $    (3.55)
                                                  ==========  ==========  ==========
    Weighted average common shares outstanding...   204,509     179,209     117,545
                                                  ==========  ==========  ==========
Diluted earnings per common share:
  Net loss income before extraordinary gain..... $    (0.57) $    (0.43) $    (3.55)
  Extraordinary gain............................       --          6.87        --
                                                  ----------  ----------  ----------
    Net (loss) income per common share.......... $    (0.57) $     6.44  $    (3.55)
                                                  ==========  ==========  ==========
    Weighted average common shares outstanding....  204,509     179,209     117,545
                                                  ==========  ==========  ==========

See accompanying notes to financial statements.

HOLOGRAPHIX, INC.

Statements of Stockholders Deficit

Years ended December 31, 1999, 1998 and 1997

                                                                       Total
                                          Additional                  stock-
                                 Common     paid-in    Accumulated    holders
                                 stock      capital      deficit      deficit
                                --------  -----------  -----------  -----------
Balance, December 31, 1996.... $  1,129  $   105,451  $(4,521,964) $(4,415,384)

  Common stock issued.........      642         (294)         -            348

  Preferred share dividends...       -         -         (126,667)    (126,667)

  Net loss....................       -         -         (290,578)    (290,578)
                                --------  -----------  -----------  -----------
Balance, December 31, 1997....    1,771      105,157   (4,939,209)  (4,832,281)

  Common stock issued.........      140          (50)         -             90

  Preferred share dividends...       -         -         (126,667)    (126,667)

  Net income..................       -         -        1,280,411    1,280,411
                                --------  -----------  -----------  -----------
Balance, December 31, 1998....    1,911      105,107   (3,785,465)  (3,678,447)

  Common stock issued.........      350         (112)         -            238

  Preferred share dividends...       -         -         (110,833)    (110,833)

  Net loss....................       -         -           (6,651)      (6,651)

  Retirement of preferred
    shares....................       -       749,367      529,234    1,278,601
                                --------  -----------  -----------  -----------
Balance, December 31, 1999.... $  2,261  $   854,362  $(3,373,715) $(2,517,092)
                                ========  ===========  ===========  ===========

See accompanying notes to financial statements.

HOLOGRAPHIX, INC.

Statements of Cash Flows

Years ended December 31, 1999, 1998 and 1997

                                                            1999         1998         1997
                                                         -----------  -----------  -----------
Cash flows from operating activities:
  Net (loss) income ................................... $    (6,651)   1,280,411     (290,578)
  Adjustments to reconcile net
    income (loss) to net cash provided
    by (used in) operating activities:
      Extraordinary item...............................        --     (1,231,254)        --
      Depreciation and amortization....................      48,271       44,864       40,174
      Changes in operating assets and liabilities:
        Decrease (increase) in accounts receivable.....      16,642     (108,823)     (10,709)
        Decrease (increase) in inventories.............      68,385      (37,865)     236,592
        Decrease (increase) in prepaid expenses........         954       (1,657)         (41)
        Decrease (increase) in other assets............      12,496      (12,496)        --
        (Decrease) increase in trade accounts payable..     (28,399)      36,421     (137,837)
        Increase (decrease) in accrued expenses
          and interest.................................      94,499      189,236      204,882
        Decrease in deferred revenue...................     (91,108)    (177,844)     (12,096)
                                                         -----------  -----------  -----------
          Net cash provided by (used in)
            operating activities.......................     115,089      (19,007)      30,387
                                                         -----------  -----------  -----------
Cash flows from investing activities:
  Capital expenditures.................................     (32,313)     (65,542)     (18,291)
  Proceeds from disposal of equipment..................        --           --          2,000
                                                         -----------  -----------  -----------
          Net cash used in investing activities........     (32,313)     (65,542)     (16,291)
                                                         -----------  -----------  -----------
Cash flows from financing activities:
  Notes payable repayments.............................        --           --         (6,934)
  Sale of common stock.................................         238           90          348
  Repurchase and retirement of preferred stock.........        (633)        --           --
                                                         -----------  -----------  -----------
          Net cash (used in) provided by
            financing activities.......................        (395)          90       (6,586)
                                                         -----------  -----------  -----------
Net increase (decrease) in cash and
  cash equivalents.....................................      82,381      (84,459)       7,510

Cash and cash equivalents, beginning of year...........     104,780      189,239      181,729
                                                         -----------  -----------  -----------
Cash and cash equivalents, end of year................. $   187,161  $   104,780  $   189,239
                                                         ===========  ===========  ===========

Supplemental cash flow disclosures:
  Extraordinary item (note 4).......................... $      --    $(1,231,254) $      --
                                                         ===========  ===========  ===========
  Repurchase and retirement of preferred stock
    (note 8)........................................... $ 1,279,234  $      --    $      --
                                                         ===========  ===========  ===========

  Preferred share dividends in arrears (note 8)........ $   110,833  $   126,667  $   126,667
                                                         ===========  ===========  ===========

See accompanying notes to financial statements.

HOLOGRAPHIX, INC.

 Notes to Financial Statements

December 31, 1999, 1998 and 1997

(1) Description of Business and Summary of Significant Accounting Policies

(a) Description of Business

Holographix, Inc. (the "Company") is engaged in the design and manufacture of custom holographic based systems and replicated optics including gratings, mirrors, surface relief structures, and hybrid optics. The Company currently licenses, designs and manufactures custom scanning systems as well as custom holographic and optical components. Holographix's development and manufacturing facility is located in Hudson, Massachusetts.

Most of the Company's customers are located in the United States and Europe.

(b) Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(c) Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market.

(d) Equipment, Furniture and Leasehold Improvements

Equipment, furniture and leasehold improvements are stated at cost.

(e) Depreciation and Amortization

Depreciation of equipment and furniture is calculated using the straight- line and accelerated methods over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Estimated useful lives are as follows:

Equipment and furniture     5 - 10 years

Leasehold improvements    5 - 10 years

(f) Research and Development

Research and development costs are expensed as incurred and amounted to $327,267, $285,640, and $301,632 in 1999, 1998, and 1997, respectively.

(g) Income Taxes

The Company accounts for income taxes under the asset and liability method whereby deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

(h) Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(i) Revenue Recognition

The Company recognizes revenue on product sales and consulting revenue when the related products are shipped or the related services are rendered.

(j) Accounting for Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which established a fair value based method of accounting for stock-based compensation plans. Prior to its adoption of SFAS No. 123, the Company accounted for employee stock-based compensation under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, which required the use of an intrinsic-value method of accounting for stock-based compensation. SFAS No. 123 allows the continued use of the intrinsic-value method of accounting prescribed by APB Opinion No. 25 as long as pro forma disclosures of net income (loss), as if the fair value method of accounting for stock-based compensation were applied, are presented.

(k) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and certain notes payable approximate fair value because of the short maturity of those instruments.

Notes payable which bear interest at the lowest applicable federal rate (see note 4) have an indeterminable fair value less than the carrying amount.

(l) Earnings Per Common Share

Basic earnings (loss) per common share has been computed by dividing: net income (loss) after preferred share dividends by the weighted-average number of shares of common stock outstanding during the year. When computing diluted earnings per common share, the Company assumes that the preferred stock is converted into common stock, unless the effect is anti-dillutive. Options to purchase common stock for the years ended December 31, 1999, 1998 and 1997 have not been included in these calculations of earnings per common share because the effect is anti-dilutive.

(2) Basis of Presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company incurred net (loss) income of ($6,651), $1,280,411, and ($290,578) for the years ended December 31, 1999, 1998, and 1997, respectively. At December 31, 1999, the Company's negative working capital and stockholders' deficits were ($1,334,767) and ($2,517,092), respectively. These factors, among others, indicate that the Company may be unable to continue as a going concern.

The Company's continuation as a going concern is dependent upon its ability to obtain additional financing and ultimately to attain successful operations. The Company is currently in negotiations with a company regarding the sale of all of the Company's stock. Management is of the opinion that these negotiations will result in a formal agreement and that the Company will continue to meet its obligations and continue as a going concern.

(3) Leases

The Company, occupies office space under a noncancelable operating lease that expires in 2001. This lease requires the Company to pay all executory costs such as maintenance and insurance. Rental expense during 1999, 1998 and 1997 amounted to $48,686, $49,180 and $51,723 respectively. Future net minimum lease payments under all noncancelable operating leases as of December 31, 1999 are as follows:

                                        Operating
         Year ending December 31,         lease
    ----------------------------------  ----------
       2000........................... $   36,465
       2001...........................     13,047
       2002...........................      1,338
       2003...........................        279
                                        ----------
    Total net minimum lease payments.. $   51,129
                                        ==========

(4) Notes Payable

Notes payable at December 31, 1999, 1998 and 1997 consisted of the following:

                                           1999        1998        1997
                                        ----------  ----------  ----------
    Secured note payable, secured by
      all assets of the Company and
      due on demand to an investor.... $  260,000  $  260,000  $  260,000
    Note payable, due on demand,
      to an investor..................    500,000     500,000     500,000
    12% notes payable, due on
      demand, to an investor..........         --          --     500,000
    10% note payable, due on demand...     84,922      84,922      84,922
                                        ----------  ----------  ----------
                                       $  844,922  $  844,922  $1,344,922
                                        ==========  ==========  ==========

Effective December 31, 1998, certain creditors agreed to forgive debt of $500,000 and accrued interest of $731,254. In addition, these creditors agreed to reduce the effective rate of interest on any existing debt ($760,000 at December 31, 1999 and 1998) to a rate equal to the lowest applicable federal rate for debt instruments with similar maturities and payment schedules determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986 (6.1% and 4.6% at December 31, 1999 and 1998, respectively). The total amount of principal and accrued interest forgiven by the creditors has been recognized as an extraordinary item for the year ended December 31, 1998. The creditors also held certain of the Company's preferred stock at the time of debt forgiveness.

(5) Royalties

In 1996, the Company entered into licensing arrangements with various customers. In the first arrangement, the Company is responsible for the design of a holographic scanning unit and the production of prototypes. The customer is responsible for converting the design into a mass production product. A summary of the terms of the agreement is as follows:

  Royalties are payable semiannually as a percentage of total revenue from units sold, as defined in the licensing arrangement.

  The agreement is effective for the life of the patent assigned to the holographic scanning unit. However, if the customer has not generated a minimum cumulative product revenue from the product of $2 million within four years, the Company may terminate the agreement.

In the second arrangement, the Company is responsible for the design of an opto mechanical unit and the production of models. The customer is responsible for selling the units to third parties. Royalties are payable as a fixed payment per units sold and shipped as defined in the licensing arrangement.

The Company recognized royalties from the above arrangements of $52,229, $21,226 and $8,700 for the years ended December 31, 1999, 1998 and 1997, respectively.

(6) Deferred Compensation

As a result of cash flow difficulties from 1992 through 1995, the Company agreed with its then current employees to defer a portion of their compensation. The percentage of deferred compensation varied from 5% to 70%. In return, the Company agreed to pay such deferred compensation plus interest (at a rate of 10% per annum) when the Company improved its cash flow. The Company has made no payments against either the deferred compensation or the accrued interest amounts as of December 31, 1999.

(7) Inventories

Inventories at December 31, 1999, 1998 and 1997 consisted of the following:

                                           1999        1998        1997
                                        ----------  ----------  ----------
    Finished goods.................... $    3,468  $   15,532  $   11,146
    Work-in-process...................         --      10,125          83
    Materials.........................     27,781      73,977      50,540
                                        ----------  ----------  ----------
                                       $   31,249  $   99,634  $   61,769
                                        ==========  ==========  ==========

(8) Income Taxes

The Company has net operating loss carryforwards available for financial reporting and income tax purposes of approximately $220,000 at December 31, 1999, expiring through 2011. During 1996, there was a change in stock ownership of the Company that exceeded 50%. A greater than 50% change in ownership of significant shareholders over a three year period could affect the use of this net operating loss. Pursuant to Section 382 of the Internal Revenue Code, the utilization of the Company's accumulated net operating losses of approximately $7,400,000 prior to the change in ownership were eliminated from utilization against future operating income. The net deferred tax asset is reduced by a valuation allowance because of the uncertainty of realization caused by continuing losses.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and a deferred tax liability are as follows:

                                                    December 31,
                                        ----------------------------------
                                           1999        1998        1997
                                        ----------  ----------  ----------
    Deferred tax assets:
      Net operating loss and credit
       carryforwards.................. $  231,200  $  218,400  $   59,400
      Accrued liabilities.............    185,500     172,800      92,200
      Inventory.......................     21,500      43,200       5,100
                                        ----------  ----------  ----------
       Total deferred tax amounts.....    438,200     434,400     156,700

    Deferred tax liability:
      Equipment, furniture and
       leasehold improvements.........     (3,500)     (1,700)         --
                                        ----------  ----------  ----------
    Net deferred tax assets...........    434,700     432,700     156,700

    Less: valuation allowance.........   (434,700)   (432,700)   (156,700)
                                        ----------  ----------  ----------
                                       $       --  $       --  $       --
                                        ==========  ==========  ==========

The net change in the valuation allowance for the years ended December 31, 1999, 1998 and 1997 was $2,000, $276,000 and $38,200, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has provided a valuation allowance based upon the level of historical taxable losses and projections for future taxable income over the periods during which the deferred tax assets are deductible.

(9) Redeemable Convertible Preferred Stock

The Company's redeemable convertible preferred stock has a liquidation preference of $750,000, $1,500,000 and $1,500,000 at December 31, 1999, 1998 and 1997, respectively, and carries a 10% per annum dividend, cumulative from the date of issue. Liquidation preference, as defined, is cost plus all accrued but unpaid dividends. Dividends in arrears were $545,069, $963,470 and $836,804 at December 31, 1999, 1998 and 1997, respectively. Preferred shareholders may, at their option, require the Company to repurchase their shares at cost plus accrued but unpaid dividends at any time. The redeemable convertible preferred stock is convertible at the option of the holder at any time into shares of common stock of the Company at an initial conversion rate of 1.18 shares of common stock for each share of redeemable convertible preferred stock, subject to adjustment for accrued and unpaid dividends.

On September 30, 1999, the Company repurchased and retired 633,333 shares of its preferred stock having a liquidation value of $1,279,234 for $633.

(10) Employee Stock Option Plan

In 1996, an incentive stock option plan was created for employees of the Company. Options granted under the plan vest 25% on the first anniversary of the date of grant and 6.25% per annual quarter thereafter. Vesting may be accelerated upon the sale of the Company or the majority of its assets to a third party. Options are priced at the fair market value of the common stock at the issue date as determined by the Board of Directors. The weighted average exercise price of all stock options issued under this plan is $0.01.

A summary of stock option activity for 1999, 1998 and 1997 follows:

                                           1999        1998        1997
                                        ----------  ----------  ----------
    Options outstanding, January 1....    271,500     267,500     281,000

      Options granted - $.01 each.....    109,500       8,000          --
      Options exercised - $.01 each...    (12,500)     (4,000)     (5,500)
      Options canceled - $.01 each....    (12,500)         --      (8,000)
                                        ----------  ----------  ----------
    Options outstanding, December 31..    356,000     271,500     267,500
                                        ==========  ==========  ==========

Employees are vested in 198,313 options outstanding at December 31, 1999.

Under the terms of the financing arrangements to carry out the Plan of Reorganization dated
January 14, 1991, an incentive stock option pool was created for employees of the Company. A maximum of 25% of capital was allocated to current employees and 5% was reserved for future employees. Options granted under the plan vest 25% at the date of grant and 25% on each subsequent anniversary date for three years. Vesting accelerates upon the sale of the Company or sale of a majority of its assets to a third party. Options were priced at the fair market value of common stock at the issue date as determined by the Board of Directors. The weighted average exercise price of all stock options under this plan are $0.005.

A summary of stock option activity in the 1991 Plan is as follows:

                                           1999        1998        1997
                                        ----------  ----------  ----------
    Options outstanding, January 1....    293,750     303,750     382,500

      Options exercised - $.005 each..    (22,500)    (10,000)    (58,750)
      Options canceled - $.005 each...         --          --     (20,000)
                                        ----------  ----------  ----------
    Options outstanding, December 31..    271,250     293,750     303,750
                                        ==========  ==========  ==========

Employees are vested in 271,250 options outstanding at December 31, 1999.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. In accordance with APB Opinion No. 25, no compensation cost has been recognized in connection with these plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the effect on the Company's net income (losses) would have been insignificant.

On January 3, 2000, a new stock option plan was created, The 2000 Stock Option Plan, for employees, officers, directors of, and consultants to the Company. Between January 3, 2000 and February 28, 2000, stock options granted under this new plan to both employees and non-employees totaled 562,600, of which 62,000 vested immediately. The exercise price of these stock options ranges from $0.01 to $5.00.

(11) Contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.

(12) Major Customers

One customer accounted for 78%, 67% and 93% of the Company's sales in 1999, 1998 and 1997, respectively, and 88%, 94% and 93% of the Company's accounts receivable at December 31, 1999, 1998 and 1997, respectively. One other customer accounted for 26% of sales in 1998. No other customers accounted for more than 10% of sales in 1999, 1998 and 1997.

Sales to customers in foreign countries for the years ended December 31, 1999, 1998, and 1997 were $1,098,245, $1,515,336 and $1,679,972 respectively. At December 31, 1999, 1998 and 1997, accounts receivable from foreign customers totaled $137,460, $114,574 and $37,409, respectively.

HOLOGRAPHIX, INC.

Unaudited Financial Statements

March 31, 2000

HOLOGRAPHIX, INC.

Balance Sheet

March 31, 2000
(unaudited)

                                               2000
                                            -----------
                 Assets
Current assets:
  Cash and cash equivalents............... $   212,454
  Accounts receivable.....................     242,466
  Inventories (note 7)....................      44,108
  Prepaid expenses........................       8,626
  Other assets............................        --
                                            -----------
        Total current assets..............     507,654
                                            -----------
        Net equipment and furniture.......     109,102
                                            -----------
        Total assets...................... $   616,756
                                            ===========

    Liabilities and Stockholders' Deficit
Current liabilities:
  Secured notes payable .................. $   260,000
  Demand notes payable ...................     584,922
  Trade accounts payable..................     158,720
  Accrued expenses........................      36,399
  Accrued interest .......................     536,873
  Deferred compensation ..................     222,195
  Customer deposits.......................      23,343
                                            -----------
        Total current liabilities.........   1,822,452

  Redeemable convertible preferred stock     1,304,568
                                            -----------
        Total stockholders' deficit.......  (2,510,264)
                                            -----------
        Total liabilities and
          stockholders' deficit........... $   616,756
                                            ===========

See accompanying notes to financial statements.

HOLOGRAPHIX, INC.

Statements of Operations

Three months ended March 31, 2000
(unaudited)

                                                       2000
                                                    ----------
Net sales ........................................ $  313,080
Cost of goods sold................................    140,020
                                                    ----------
    Gross profit..................................    173,060

Operating expenses:
  Research and development........................     94,539
  Selling, general and administrative.............     40,435
                                                    ----------
Total operating expenses..........................    134,974
                                                    ----------
    Operating income (loss).......................     38,086
                                                    ----------
Other income (expenses):
  Interest income.................................      2,583
  Interest expense................................    (24,858)
                                                    ----------

    Net income....................................     15,811
  Preferece dividends.............................    (15,833)
                                                    ----------
    Net loss available to common stockholders..... $      (22)
                                                    ==========

    Basic and diluted net loss per common share... $    (0.00)
                                                    ==========
    Weighted average common shares outstanding....    251,214
                                                    ==========

See accompanying notes to financial statements.

HOLOGRAPHIX, INC.

Statements of Cash Flows

Three months ended March 31, 2000
(unaudited)

                                                            2000
                                                         -----------
Cash flows from operating activities:
  Net  income ......................................... $    15,811
  Adjustments to reconcile net
    income (loss) to net cash provided
    by (used in) operating activities:
      Depreciation and amortization....................      12,756
      Changes in operating assets and liabilities:
        Increase in accounts receivable................    (112,876)
        Increase in inventories........................     (12,860)
        Increase in prepaid expenses...................      (2,130)
        Decrease in trade accounts payable.............      93,015
        Decrease in accrued expenses
          and interest.................................      40,178
                                                         -----------
          Net cash provided by
            operating activities.......................      33,894

Cash flows from investing activities:
  Capital expenditures.................................      (9,114)
                                                         -----------
          Net cash used in investing activities........      (9,114)
                                                         -----------
Cash flows from financing activities:
  Sale of common stock.................................         502
                                                         -----------
          Net cash provided by
            financing activities.......................         513
                                                         -----------
Net increase in cash and
  cash equivalents.....................................      25,293

Cash and cash equivalents, beginning of year...........     187,161
                                                         -----------
Cash and cash equivalents, end of period............... $   212,454
                                                         ===========

See accompanying notes to financial statements.

HOLOGRAPHIX, INC.

 Notes to Unaudited Financial Statements

March 31, 2000

(1) Basis of Presentation

The accompanying unaudited condensed financial statements as of March 31, 2000, and for the three month period ended March 31, 2000 has been prepared in accordance with generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position at March 31, 2000 and the operating results and cash flows for the three months ended March 31, 2000. These unaudited condensed financial statements should be read in conjunction with the Company's audited financial statements and notes for the year ended December 31, 1999, 1998 and 1997 included above in this 8-K/A filing.

The results of operations for the three months ended March 31, 2000 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending December 31, 2000.

(2) Earnings per Common Share

Basic and diluted net loss per common share is presented in conformity with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). In accordance with FAS 128, basic and diluted net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period. All convertible preferred stock and outstanding stock options have been excluded from the calculation of diluted net loss per common share, as their inclusion would be antidilutive.

Item 7. Financial Statements and Pro Forma Information (continued)

(b) Pro Forma Financial Informaion

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended June 30, 1999 and the nine months ended March 31, 2000 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2000 are based on the historical financial statements of Avanex and Holographix, after giving effect to the acquisition of the business of Holographix under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements. The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations are presented as if the combination had taken place on July 1, 1998.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the nine months ended March 31, 2000 combines the historical nine months ended March 31, 2000 for both Avanex and Holographix. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended June 30, 1999 combines the historical year ended June 30, 1999 for Avanex and the twelve months ended June 30, 1999 for Holographix. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the acquisition as if it occurred on March 31, 2000 and combines the balance sheet for Avanex as of March 31, 2000 with the balance sheet of Holographix as of March 31, 2000.

The Unaudited Pro Forma Condensed Combined Consolidated financial statements should be read in conjunction with the historical financial statements of Avanex and Holographix. The pro forma information does not purport to be indicative of the results that would have been reported if the above transaction had been in effect for the period presented or which may result in the future.

Unaudited Pro Forma Condensed Combined Consolidated

Statements of Operations

Avanex and Holographix
Year ended June 30, 1999
(in thousands, except per share data)

                                                                                      Pro Forma
                                                                                       Avanex
                                                                           Pro           and
                                                                          Forma       Holographix
                                                Avanex    Holographix   Adjustments   Combined
                                              ----------  ----------    ----------    ---------
Net revenue................................. $      510  $    1,411    $     --      $   1,921
Cost of revenue.............................        531         899           480 (A)    1,910
                                              ----------  ----------    ----------    ---------
    Gross profit (loss).....................        (21)        512          (480)          11

Research and development....................      4,086         307          --          4,393
Selling, general, and administrative..........    1,679          75          --          1,754
Stock compensation............................    3,464        --           3,833 (A)    7,297
Amortization of purchased intangibles.........     --          --           9,172 (A)    9,172
                                              ----------  ----------    ----------    ---------
    Operating income (loss).................     (9,250)        130       (13,485)     (22,605)

Other income (expenses):
  Interest income...........................        148           5          --            153
  Interest expense..........................       (119)       (149)         --           (268)
                                              ----------  ----------    ----------    ---------
    Net (loss) income before
      extraordinary item.................... $   (9,221) $      (14)(E)$  (13,485)   $ (22,720)
                                              ----------  ----------    ----------    ---------
Basic and diluted earnings ( loss)  per share$    (4.97) $    (0.17)                 $   (9.63)
                                              ==========  ==========                  =========
Average number of shares outstanding..........    1,857          81                      2,359 (D)
                                              ==========  ==========                  =========

See accompanying notes to Avanex and Holographix unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated

Statements of Operations

Avanex and Holographix
Nine months ended March 31, 2000
(in thousands, except per share data)

                                                                                    Pro Forma
                                                                                     Avanex
                                                                         Pro           and
                                                                        Forma       Holographix
                                                Avanex    Holographix Adjustments   Combined
                                              ----------  ----------  ----------    ---------
Net revenue................................. $   21,421  $      994  $      (54)(B)$  22,361
                                                                            360 (A)
Cost of revenue.............................     14,975         573         (54)(B)   15,854
                                              ----------  ----------  ----------    ---------
    Gross profit (loss).....................      6,446         421        (360)       6,507

Research and development....................      8,006         253        --          8,259
Selling, general, and administrative..........    7,341          91        --          7,432
Stock compensation............................   24,282        --         2,875 (A)   27,157
Amortization of purchased intangibles.........     --          --         6,879 (A)    6,879
                                              ----------  ----------  ----------    ---------
    Operating income (loss).................    (33,183)         77     (10,114)     (43,220)

Other income (expenses):
  Interest income...........................      2,362           5        --          2,367
  Interest expense..........................       (438)        (75)       --           (513)
                                              ----------  ----------  ----------    ---------

    Net (loss) income.......................    (31,259)          7     (10,114)     (41,366)
    Stock accretion.........................    (37,743)                             (37,743)

                                              ----------  ----------  ----------    ---------
    Net (loss) income attributable
      to common stockholders................ $  (69,002) $        7  $  (10,114)   $ (79,109)
                                              ==========  ==========  ==========    =========

Basic earnings ( loss)  per share............$    (4.45) $     0.07                $   (4.94)
                                              ==========  ==========                =========
Average number of shares outstanding..........   15,503          99                   16,005 (D)
                                              ==========  ==========                =========
Dilutive earnings (loss) per share...........$    (4.45) $     0.02                $   (4.94)
                                              ==========  ==========                =========
Average number of shares outstanding assuming    15,503         284                   16,005 (D)
  dilution of convertible preferred stock...  ==========  ==========                =========

See accompanying notes to Avanex and Holographix unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated

Balance Sheet
Avanex and Holographix
March 31, 2000
(in thousands, except per share data)

                                                                                    Avanex
                                                                      Pro           and
                                                                      Forma         Holographix
                                            Avanex       Holographix  Adjustments   Combined
                                            -----------  -----------  -----------   ---------
                 Assets
Current assets:
  Cash, cash equivalents and short-term in $   198,101  $       212  $    (2,924)(A) 195,389
  Accounts receivable, net................       4,034          242          (77)(B)   4,199
  Inventories............................        5,871           44         --         5,915
  Employee receivables and other current         3,480           10         --         3,490
                                            -----------  -----------  -----------   ---------
        Total current assets..............     211,486          508       (3,001)    208,993
                                            -----------  -----------  -----------   ---------
  Property and equipment, net.............      10,437          109         --        10,546
  Intangible assets, including goodwill.....      --           --         48,060 (A)  48,060
  Long-term investments and other assets..      50,247         --           --        50,247
                                            -----------  -----------  -----------   ---------
        Total assets...................... $   272,170  $       617  $    45,059     317,846
                                            ===========  ===========  ===========   =========

    Liabilities and Stockholders' Equity (
Current liabilities:
  Notes payable..................          $      --    $       845  $      --           845
  Short-term borrowings.....................     1,713         --           --         1,713
  Accounts payable........................       5,050          159          (77)(B)   5,132
  Accrued compensation and related expenses.     1,642          259         --         1,901
  Other accrued expenses..................       3,398           23         --         3,421
  Accrued interest .......................        --          1,098         --         1,098
  Current portion of capital lease obligatio       755         --           --           755
                                            -----------  -----------  -----------   ---------
        Total current liabilities.........      12,558        2,384          (77)     14,865
                                            -----------  -----------  -----------   ---------
Commitments and contingencies
Capital lease obligations.................       2,275         --           --         2,275

                                                                          (4,700)(A)
                                                                           1,767 (A)
                                                                         (15,330)(A)
Total stockholders' equity (deficit)......     257,337       (1,767)      63,399 (A) 300,706
                                            -----------  -----------  -----------   ---------
        Total liabilities and
          stockholders' equity (deficit).. $   272,170  $       617  $    45,059     317,846
                                            ===========  ===========  ===========   =========

See accompanying notes to Avanex and Holographix unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

(A) On May 22, 2000, Holographix, Inc. and Avanex Corporation entered into an agreement for Avanex to purchase the business of Holographix by purchasing substantially all of the assets and assuming substantially all of the liabilities of Holographix. The transaction will be accounted for using the purchase method of accounting. On July 25, 2000 the transaction closed. Holographix currently operates as a wholly-owned subsidiary of Avanex.

The following unaudited pro forma financial statements reflect the issuance of 501,880 Avanex common shares and 287,952 Avanex stock options for substantially all of the assets of Holographix as of July 25, 2000. For accounting purposes, the Avanex common shares issued in the transaction were valued at $80.2727, which is the average of the closing market prices of Avanex's common shares for a period from five days before through five days after the date of the agreement and the announcement of the transaction. The options noted above were granted using the same terms and conditions as the Holographix options that were outstanding as of the closing date, except that the number of shares and option price were adjusted by an exchange ratio as determined by a formula set forth in the asset purchase agreement. The weighted average exercise price of these options is $0.03. The fair value of the options of $23.1 million, as well as estimated direct transaction expenses of $2.9 million, have been included as a part of the total purchase cost.

The total estimated purchase cost of Holographix is as follows (in thousands):

Value of securities issued ..................    $40,287
Assupmtion of Holographix options............    $23,112
                                               ----------
                                                 $63,399
Estimated transaction costs and expenses.....      2,924
                                               ----------
                                                 $66,323
                                               ==========

The preliminary purchase price allocation as of March 31, 2000 is as follows (in thousands):

                                                             Annual            Useful
                                                 Amount    Amortization        Lives
                                               ----------  ----------  ----------------------
 Purchase Price Allocation:
    Tangible net assets (liabilities)........     (1,767)     n/a      n/a
 Intangible assets acquired:
    Developed technology, holographix systems      2,400         480   5 years
    Assembled workforce......................        300         100   3 years
    In-process research and development......      4,700      n/a      n/a
    Deferred compensation expense............     15,330       3,833   remaining vesting peri
    Goodwill.................................     45,360       9,072   5 years
                                               ----------  ----------
 Total estimated purchase price allocation...     66,323      13,485
                                               ==========  ==========

PricewaterhouseCoopers LLP ("PwC") performed an allocation of the total purchase price of Holographix to its individual assets. The purchase price allocation is preliminary and, therefore, subject to change based on further analysis. Of the total purchase price, $4.7 million has been allocated to in-process research and development and will be charged to expense in the quarter ending September 30, 2000. Due to its non-recurring nature, the in-process research and development attributed to the Holographix transaction has been excluded in the pro forma statements of operations.

In addition, the purchase price was allocated to Holographix's tangible assets and specific intangible assets. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations. The identifiable assets include existing technology and assembled workforce.

The acquired existing technology, which is comprised of products that are already technologically feasible, mainly includes holographic based laser scanning systems and the recording of custom holographic master gratings. Avanex expects to amortize the acquired existing technology of approximately $2.4 million on a straight-line basis over an average estimated remaining useful life of 5 years.

The acquired assembled workforce is comprised of 9 skilled employees. Avanex expects to amortize the value assigned to the assembled workforce of approximately $300,000 on a straight-line basis over an estimated remaining useful life of 3 years.

Deferred compensation expense is recognized for the intrinsic value of the unvested Avanex options granted to Holographix employees. The $15.3 million of deferred compensation will be amortized over the remaining vesting period, of approximately four years.

Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets and deferred compensation, is amortized on a straight-line basis over its estimated remaining useful life of 5 years.

In-Process Research and Development

Holographix's research and development staff are currently developing new products and processes that qualify as in-process research and development.

The in-process research and development relates to high quality holographic gratings and replicated optics. The in-process research and development efforts are focused on multiple product opportunities which include (1) transmission and reflection gratings, (2) mirrors on a variety of substrate materials, and (3) gratings on curved surfaces. Holographix's expertise in holographic mastering and high-speed replication of transmission and reflection gratings are needed to meet the volume production needs of the photonic proessor sector. Their proprietary replication techniques, based on light-cured photopolymers, make possible this mass-production of microstructured holographic optics. Holographix's experience mastering and replicating both reflection and transmission gratings provides customers with a competitive advantage by allowing them to investigate both reflection and transmission grating solutions when designing new products.

The value assigned to the in-process research and development was determined by considering the importance of each main project to the overall development plan, estimating the resulting net cash flows from the projects when completed and discounting the net cash flow to their present value. The projects vary in terms of percentage of completion from 10 to 80 percent based on research and development costs expended to date relative to the expected remaining costs to reach technological feasibility.

(B) Intercompany balances and sales between Avanex and Holographix have been eliminated for pro forma presentations.

(C) The pro forma combined provision for income taxes do not represent the amounts that would have resulted had Avanex and Holographix filed consolidated income tax returns during the periods presented.

(D) The pro forma basic and dilutive net earnings (loss) per share are based on the weighted average number of shares of Avanex common stock outstanding during each period and the number of shares (501,880) issued by Avanex in the transaction. Dilutive securities including options granted to replace the Holographix outstanding options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

(E) The extraordinary gain on debt extinguishments for Holographix that occurred in the twelve months ended June 30, 1999 has been excluded from the pro forma condensed combined consolidated statement of operations since it does not form part of continuing operations.

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 4, 2000

AVANEX CORPORATION

(Registrant)

By:	/s/ JESSY CHAO

Jessy Chao
Vice President, Finance and Chief Financial Officer
(Duly Authorized Officer and Principal Financial and Accounting Officer)